Exhibit 8.1

KIRKLAND & ELLIS LLP EXHIBIT 8 OPINION

[Kirkland & Ellis LLP Letterhead]

August 21, 2003

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48202

Re:	Hughes Electronics Corporation
Registration Statement on Form S-4
Registration Number 333-105851

The News Corporation Limited
Registration Statement on Form F-4
Registration Number 333-105853

Ladies and Gentlemen:

     We have acted as counsel to General Motors Corporation, a Delaware corporation (“GM”), in connection with (i) the proposed split-off from GM (the “Hughes split-off”) of Hughes Electronics Corporation, a Delaware corporation (“Hughes”), the simultaneous sale of Hughes stock (the “GM/News stock sale”) by GM to a subsidiary of The News Corporation Limited, an Australia corporation (“News”), and the subsequent merger of a subsidiary of News (“Merger Sub”) with and into Hughes (the “News stock acquisition”) and (ii) the preparation and filing of the related consent solicitation statement/prospectus (as amended or supplemented from time to time, the “Consent Solicitation/Prospectus”) filed with the Securities and Exchange Commission on June 5, 2003 by GM on Schedule 14A, by Hughes as part of a registration statement on Form S-4 (File No. 333-105851) (as amended or supplemented from time to time, the “Hughes Registration Statement”), and by News as part of a registration statement on Form F-4 (File No. 333-105853) (as amended or supplemented from time to time, the “News Registration Statement”). You have requested our opinion concerning certain material United States federal income tax consequences of the GM/Hughes split-off to holders of GM Class H common stock and holders of GM $1 2/3 par value common stock.

     Terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Consent Solicitation/Prospectus.

General Motors Corporation
August 21, 2003

     In formulating our opinions, we have examined and relied upon such documents as we deemed appropriate, including (i) the Consent Solicitation/Prospectus, (ii) the ruling request filed by GM with the IRS on May 1, 2003, including the associated exhibits (collectively, the “Ruling Request”), and (iii) certain written representations made by GM. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers, representatives and shareholders of GM and Hughes.

     In rendering our opinion set forth below, we have expressly assumed that (i) the statements of fact and factual representations contained or described in the Consent Solicitation/Prospectus, the Ruling Request and the written representations made by GM are true and correct and will remain true and correct as of the consummation of the Hughes split-off, the GM/News stock sale and the News stock acquisition or such longer period contained in such statement or representation, (ii) any such representation that is qualified by knowledge or a qualification of like import will be accurate without such qualification at and as of the consummation of the Hughes split-off, the GM/News stock sale and the News stock acquisition or any other relevant time, (iii) GM will receive from the IRS the rulings requested in the Ruling Request and that such rulings will remain in full force and effect, and (iv) no change in law applicable to the Hughes split-off, the GM/News stock sale or the News stock acquisition will occur. We further assume that (a) each agreement referred to in the Consent Solicitation/Prospectus represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof, (b) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (c) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

     Based upon the facts and statements set forth above and our examination and review of the documents referred to above, and subject to the assumptions set forth above and to the qualifications set forth below or in the Consent Solicitation/Prospectus under the caption “THE TRANSACTIONS — Material Tax Consequences Relating to the Transactions,” we are of the opinion that, for United States federal income tax purposes:

1.	No gain or loss will be recognized by GM upon the distribution of Hughes common stock to holders of GM Class H common stock in exchange for their GM Class H common stock, other than gains related to certain intercompany transactions that will be triggered by the Hughes split-off.

General Motors Corporation
August 21, 2003

2.	The GM/News stock sale will be a taxable sale to GM, in which GM will recognize gain or loss.

3.	No gain or loss will be recognized by (and no amount will be included in the income of) the holders of GM Class H common stock upon the receipt of the Hughes common stock pursuant to the Hughes split-off.

4.	The tax basis of the Hughes common stock received by each holder of GM Class H common stock pursuant to the Hughes split-off will be equal to such holder’s existing tax basis in the shares of GM Class H common stock exchanged therefore.

5.	The holding period of the Hughes common stock received by each holder of GM Class H common stock will include the holding period of the GM Class H common stock held by such stockholder in respect of which such stock has been distributed, provided that the GM Class H common stock is held as a capital asset on the date of the exchange.

6.	No gain or loss will be recognized by the holders of GM $1-2/3 par value common stock in connection with the changes to the GM restated certificate of incorporation proposed in connection with the Hughes split-off and the GM/News stock sale or as a result of the Hughes split-off share exchange.

     In giving our opinions, we express no opinion concerning any law other than the federal income tax law of the United States. Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. Any failure to receive the rulings requested in the Ruling Request, or any revocation of the rulings once received, will affect the continuing validity of the opinions set forth herein. Any change to the rulings once received, any change in applicable laws or in the facts and circumstances surrounding the Hughes split-off, the GM/News stock sale and the News stock acquisition, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     Our opinions have no binding effect on the IRS or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with our opinion.

General Motors Corporation
August 21, 2003

     We hereby consent to the filing of this opinion as an exhibit to each of the Hughes Registration Statement and the News Registration Statement and to the use of our name under the caption “LEGAL MATTERS” in the Consent Solicitation/Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP